As filed with the Securities and Exchange Commission on April 9, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NETMANAGE, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	77-025226

(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)

10725 NORTH DE ANZA BOULEVARD
CUPERTINO, CA 95014-2030

(ADDRESS OF REGISTRANT’S PRINCIPAL EXECUTIVE OFFICES)

1992 STOCK OPTION PLAN
EMPLOYEE STOCK PURCHASE PLAN

(FULL TITLE OF THE PLANS)

ZVI ALON
PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN
NETMANAGE, INC.
10725 NORTH DE ANZA BOULEVARD
CUPERTINO, CA 95014-2030
(408) 973-7171

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

Copy to:
TIM CURRY, ESQ.
O’MELVENY & MYERS LLP
990 MARSH ROAD
MENLO PARK, CA 94025
(650) 473-2627

CALCULATION OF REGISTRATION FEE

		PROPOSED	PROPOSED
		MAXIMUM	MAXIMUM
		OFFERING	AGGREGATE	AMOUNT OF
TITLE OF SECURITIES	AMOUNT TO BE	PRICE	OFFERING	REGISTRATION
TO BE REGISTERED	REGISTERED	PER SHARE	PRICE	FEE

1992 Stock Option Plan Common Stock, $0.01 par value(2)	214,286 shares (1)	$1.42	$304,286	$24.62
Employee Stock Purchase Plan Common Stock, $0.01 par value(3)	214,286 shares (1)	$1.21	$259,286	$20.98
TOTAL REGISTRATION FEES				$45.60

(1)	Each share is accompanied by a Preferred Share Purchase Right pursuant to the Registrant’s Preferred Shares Rights Agreement, dated April 26, 1999 with BankBoston N.A, as Rights Agent.

(2)	The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. No options have been granted with respect to such shares. The computation is based upon the average of the high and low price of the Common Stock as reported on the Nasdaq National Market on April 4, 2003.

(3)	The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The computation is based upon 85% (see explanation in following sentence) of the average of the high and low price of the Common Stock as reported on the Nasdaq National Market on April 4, 2003 because the price at which the stock will be issued is not currently determinable. Pursuant to the Employee Stock Purchase Plan, the purchase price of a share of Common Stock shall mean an amount equal to 85% of the closing price on the first or last day of each offering period.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INFORMATION INCORPORATED BY REFERENCE.

     The following documents and information previously filed with the Securities and Exchange Commission are hereby incorporated by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2002, filed on February 27, 2003.

(b)	The Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2003.

(c)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the Exchange Act”) on August 2, 1993.

(d)	The description of the Registrant’s Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on May 5, 1999.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Delaware law authorizes corporations to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach or alleged breach of the directors’ “duty of care.” While the relevant statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on directors’ duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends and approval of any transaction from which a director derives an improper personal benefit.

     The Registrant has adopted provisions in its Certificate of Incorporation which eliminate the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach or alleged breach of their duty of care. The Bylaws of the Registrant provide for indemnification of its directors, officers, employees and agents to the full extent permitted by the General Corporation Law of the State of Delaware, the Registrant’s state of incorporation, including those circumstances in which indemnification would otherwise be discretionary under Delaware Law. Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Registrant has entered into agreements with each of its directors and executive officers to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

EXHIBIT NUMBER	EXHIBIT DOCUMENT	SEQUENTIALLY NUMBERED PAGE

4.1	1992 Stock Option Plan, as amended and restated through April 25, 2002
4.2	Employee Stock Purchase Plan, as amended through April 25, 2002
5.1	Opinion of O’Melveny & Myers LLP, as to the legality of securities being registered (Counsel to the Registrant)
23.2	Consent of Deloitte & Touche LLP, Independent Accountants
23.3	Consent of O’Melveny & Myers LLP (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (see Registration Statement Signature Page)

ITEM 9. UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cupertino, State of California on April 8, 2003.

NETMANAGE, INC.

By:	/s/ Zvi Alon

Zvi Alon President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Zvi Alon, and Michael Peckham, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Zvi Alon Zvi Alon	President, Chief Executive Officer and Chairman	April 8, 2003

/s/ Michael Peckham Michael Peckham	Chief Financial Officer and Senior Vice President	April 8, 2003

/s/ Raymond Lee Pekary Raymond Lee Pekary	Corporate Controller	April 8, 2003

/s/ Darrell Miller Darrell Miller	Director	April 8, 2003

/s/ John Bosch John Bosch	Director	April 8, 2003

/s/ Uzia Galil Uzia Galil	Director	April 8, 2003

/s/ Shelley Harrison, Ph.D. Shelley Harrison, Ph.D.	Director	April 8, 2003

/s/ Abraham Ostrovsky Abraham Ostrovsky	Director	April 8, 2003

INDEX TO EXHIBITS

SEQUENTIALLY
EXHIBIT NUMBER	EXHIBIT DOCUMENT	NUMBERED PAGE

4.1	1992 Stock Option Plan, as amended and restated through April 25, 2002
4.2	Employee Stock Purchase Plan, as amended and restated through April 25, 2002
5.1	Opinion of O’ Melveny & Myers LLP, as to the legality of securities being registered (Counsel to the Registrant)
23.2	Consent of Deloitte & Touche LLP, Independent Accountants
23.3	Consent of O’ Melveny & Myers LLP (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (see Registration Statement Signature Page)